Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 1, 2024

APA Corporation

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056

Re: Post-Effective Amendment on Form S-8 to Form S-4

Ladies and Gentlemen:

We have acted as special counsel to APA Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Post-Effective Amendment on Form S-8 to Form S-4 (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the “Securities Act”) to which this opinion is included at Exhibit 5.1. The Registration Statement relates to the issuance by the Company of up to 1,035,350 shares of common stock, par value $0.625 per share, of the Company (the “Shares”) which may be issued pursuant to the Callon Petroleum Company 2020 Omnibus Incentive Plan (the “Equity Plan”).

In rendering this opinion, we have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the amended and restated certificate of incorporation, the amended and restated bylaws of the Company, and the Equity Plan, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion, we have relied upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

In rendering the opinion set forth below, we have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares and that the certificates, if any, evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on behalf of the Company and, upon issuance in accordance with the terms of the Equity Plan will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States, the laws of the State of New York, and the Delaware General Corporation Law. This opinion letter is being furnished solely in connection with the offer, sale and issuance of the Shares and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz